Exhibit 10.30
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of March 23, 2016, amends that certain employment agreement, dated April 1, 2012, as amended as of March 18, 2014 (the “Employment Agreement”), between Lion Ribbon Company, LLC (“LR”), and Carey Edwards (“Employee”).

WHEREAS, LR and the Employee previously entered into the Employment Agreement, which, among other things, provides for the employment of the Employee in the position of Executive Vice President of Sales;

WHEREAS, LR and the Employee each agree that LR’s obligations under the Employment Agreement should be assigned to CSS Industries, Inc. (“CSS”);

WHEREAS, the parties desire to amend the Employment Agreement as specifically provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Modification of Employment Term Set Forth in Section 1.1 of the Employment Agreement. The parties acknowledge and agree that Section 1.1 of the Employment Agreement shall be modified to provide that the Employment Term (as such term is defined in such Section 1.1) shall continue until March 31, 2018.

2.    Assignment and Assumption of LR’s Rights and Obligations Under the Employment Agreement. With the consent of the Employee, LR hereby assigns its rights and obligations under the Employment Agreement to CSS, and CSS hereby assumes all of LR’s rights and obligations under the Employment Agreement. All references in the Employment Agreement to “LR” shall be deemed to be “CSS”.
3.    Addition of New Section 16 to Employment Agreement. The parties acknowledge and agree that a new Section 16 shall be added to the Employment Agreement, which new Section 16 shall read as follows:
16.    Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

A.        Interpretation.  Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this letter agreement shall be treated as a separate payment.  In no event may the Employee, directly or indirectly, designate the calendar year of payment.  While this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, neither CSS nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of the Employee’s receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and the Employee is solely responsible for all taxes that may result from the Employee’s receipt of the amounts payable to the Employee under this Agreement.
B.Payment Delay.  To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Employee during the six (6) month period following the Employee’s separation date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of the Employee’s separation from service, CSS' (or any entity required to be aggregated with CSS under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and the Employee is a “specified employee” (as defined in Section 409A of the Code and determined in the sole discretion of CSS (or any successor thereto) in accordance with CSS’ (or any successor thereto) “specified employee” determination policy), then CSS shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Employee’s separation date with CSS (or any successor thereto) for six (6) months following the Employee’s separation date with CSS (or any successor thereto).  The delayed Excess Amount shall be paid in a lump sum to the Employee within thirty (30) days following the date that is six (6) months following the Employee’s separation date with CSS (or any successor thereto).  If the Employee dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the Employee’s death.
C.Reimbursements.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

4.    Miscellaneous.    Except as expressly modified hereby, the Employment Agreement remains in full force and effect. Upon the execution and delivery hereof, the Employment Agreement shall thereupon be deemed to be amended as hereinabove set forth, and this Amendment and the

Employment Agreement shall henceforth be read, taken and construed as one and the same instrument. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by LR, CSS and by the Employee as of the date first above written.

LION RIBBON COMPANY, LLC (“LR”)

By: /s/ Christopher J. Munyan
Christopher J. Munyan
President

CSS INDUSTRIES, INC. (“CSS”)

By: /s/ Christopher J. Munyan
Christopher J. Munyan
President and Chief Executive Officer

/s/ Carey Edwards
Carey Edwards (“Employee”)

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